WARRANT AGREEMENT
                                 Dated as of May 24, 2000

WARRANT AGREEMENT dated as of May 24, 2000 between eConnect, a Nevada corporation (the "Company"), GunnAllen Financial, Inc., having an address at 1715 N. Westshore Blvd., 7th Floor, Tampa, Fla. 33607, and David Kern Peteler, having an address at 21700 Oxnard Street, Suite 1750, Woodland Hills, CA 91367 ("Investors").

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Grant. The Company hereby grants to Investors warrants ("Warrants"), which shall entitle the registered holder thereof ("Holder") to purchase from the Company, at any time or from time to time hereafter until 5:00 P.M., New York time, on May 24, 2005 (the "Expiration Date"), 500,000 shares of common stock of the Company ("Common Stock") at the exercise price of $0.50 per share, subject to adjustment as provided in Section 5 (the "Exercise Price"), all subject to the terms and upon the conditions set forth herein, as follows:

Name                                   Number of Shares under Warrant

GunnAllen Financial, Inc.                          482,500
David Kern Peteler                                  17,500

Each Warrant not exercised or deemed exercised on or prior to the Expiration Date shall become invalid and all rights thereunder, and all rights in respect thereof under this Agreement, shall cease as of that time.

2. Warrant Certificates. The Warrants shall be evidenced by certificates issued pursuant to this Agreement (the "Warrant Certificates") in the form set forth in Exhibit A hereto, with such appropriate insertions, omissions, substitutions, and other variations as required or permitted by this Agreement.

3.  Exercise of Warrant.

3.1 General. Subject to the provisions of this Agreement, upon surrender to the Company (at its principal office as set forth in Section 10) of a Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the Exercise Price then in effect, the Company shall cause to be issued and delivered promptly to the registered holder of such Warrant Certificate, a certificate or certificates for the shares of Common Stock thereby purchased registered in the name of such registered holder or, upon the written order of such registered holder, in such name or names as such registered holder may designate. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the holder of record of the shares of Common Stock evidenced thereby as of the date of the surrender of such Warrant Certificate (together with such duly executed Form of Election to Purchase) and payment of the Exercise Price.

3.2  Payment.  Payment of the Exercise Price shall be (i) in cash,
(ii) by wire transfer payable to the order of the Company, (iii) or delivery or deemed delivery of certificates representing shares of Common Stock (other than shares received upon exercise of the Warrants) having a fair market value equal to such Exercise Price or (iv) by any combination of (i), (ii) or (iii). For purposes of this Agreement, the "Fair Market Value" of a share of Common Stock means:

(i) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market System maintained by the National Association of Securities Dealers, Inc., -- the average last reported sale price of the Common Stock for the last 15 trading days prior to the date of exercise of this Warrant;

(ii) if clause (i) does not apply, and if the prices are reported by the National Quotation Bureau, Inc., -- the mean of the last reported bid and asked prices reported on the last trading day prior to the date of exercise of this Warrant; and

(iii) in all other cases -- the per share value as determined by the board of directors in good faith.

3.3. Cashless Exercise. At any time until the Expiration Date, the Holder may, at the Holder's option, exchange, in whole or in part, the Warrants represented by this Warrant Certificate (a
"Warrant Exchange"), into the number of Warrant Shares determined in accordance with this Section 1.2, by surrendering this Warrant Certificate at the principal office of the Company or at the office of its transfer agent, accompanied by a notice stating such Holder's intent to effect such exchange, the number of Warrants to be so exchanged and the date on which the Holder requests that such Warrant Exchange occur (the "Notice of Exchange"). The Warrant Exchange shall take place on the date specified in the Notice of Exchange or, if later, the date the Notice of Exchange is received by the Company (the "Exchange
Date"). Certificates for the Warrant Shares issuable upon such Warrant Exchange and, if applicable, a new Warrant Certificate of like tenor representing the Warrants which were subject to the surrendered Warrant Certificate and not included in the Warrant Exchange, shall be issued as of the Exchange Date and delivered to the Holder within three (3) days following the Exchange Date.
In connection with any Warrant Exchange, the Holder shall be entitled to subscribe for and acquire (i) the number of Warrant
Shares (rounded to the next highest integer) which would, but for the Warrant Exchange, then be issuable pursuant to the provision of Section 1.1 above upon the exercise of the Warrants specified by the Holder in its Notice of Exchange (the"Total Number" less (ii) the number of Warrant Shares equal to the quotient obtained by dividing (a) the product of the Total Number and the existing Exercise Price (as hereinafter defined) by (b) the Market Price (as hereinafter defined) of a share of Common Stock on the day preceding the Warrant Exchange. "Market Price" at any date shall be deemed to be the Fair Market Value as defined in Section
3.2 above.

3.4 Exercise in Whole or in Part. The purchase rights evidenced by a Warrant Certificate shall be exercisable, at the election of the registered holder thereof, in whole or in part. If less than all of the shares of Common Stock purchasable under any Warrant
Certificate are purchased, the Company shall cancel such Warrant
Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate of like tenor for the remaining number of shares of Common Stock purchasable thereunder.

4. Restriction on Transfer of Warrants and Warrant Shares. Each holder of a Warrant Certificate, by such holder's acceptance thereof, hereby acknowledges and agrees that the Warrants evidenced thereby have not been registered for sale under any federal or state securities laws and that such Warrants are being offered and sold to such holder pursuant to the exemption from registration provided for under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"); such holder is acquiring such Warrants and the Warrant Shares underlying such Warrants for such holder's own account for investment and without any view to any distribution thereof; and neither the Warrants nor such Warrant Shares may be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, unless subsequently registered under such laws or unless an exemption from such registration is available.

5.  Adjustment of Exercise Price and Number of Warrant Shares.

The Exercise Price and the number of shares of Common Stock issuable upon the exercise of the Warrants are subject to adjustment from time to time as follows:

5.1 Adjustments for Change in Capital Stock. If the Company at any time after the date of this Agreement (the "Original Issue
Date"):

(i) declares a dividend on the Common Stock payable in shares of its capital stock or other securities;

(ii)  subdivides the outstanding Common Stock;

(iii) combines the outstanding shares of Common Stock into a smaller number of shares; or

(iv) issues any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) the Exercise Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of Common Stock issuable hereunder on such date shall be proportionately adjusted so that the holder of any Warrant exercised after such time shall be entitled to receive the aggregate number and kind of shares of Common Stock and/or other shares of capital stock or other securities which, if such Warrant had been exercised immediately prior to such date, it would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

If at any time, as a result of an adjustment made pursuant to this Section 5.1, the holder of any Warrant thereafter exercised becomes entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of such Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in this Section 5.1, and the provisions of this Agreement with respect to the shares of Common Stock shall apply on like terms to any such other shares.

5.2  Notices to Holders.  Upon any adjustment of the Exercise
Price (or number of shares of Common Stock issuable upon exercise of the Warrants, as the case may be) pursuant to this Section 5, the Company shall promptly thereafter, at its own expense, cause to be given to the registered holder of the Warrants at its address appearing on the Company's books written notice of such adjustments by first class mail, postage prepaid, setting forth (i) the Exercise Price (or number of shares of Common Stock issuable upon exercise of the Warrants, as the case may be) after such adjustment, (ii) the method of calculation in reasonable detail and the facts upon which such calculations are based, and (iii) the number of shares of Common Stock issuable after such adjustment in the Exercise Price (or number of shares of Common Stock, as the case may be), upon exercise of the Warrants, which Certificate, if not objected to within fifteen
(15) days of receipt by the holder of this Option, shall be conclusive evidence of the correctness of the matters set forth therein.
Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section.

5.3 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion. If any fractional interest in a share of Common Stock would otherwise be deliverable upon exercise of the Warrants, the Company shall purchase such fractional interest for an amount in cash equal to the fair market value of such fractional interest as determined in good faith by the Company's Board of Directors.

5.4 Reservation of Shares. The Company will at all times reserve and keep available out of its authorized Common Stock solely for the purpose of issue upon exercise of the Warrants as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the exercise of all outstanding Warrants. All shares of Common Stock that may be issued upon exercise of the Warrants will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof, and not subject to preemptive rights of any stockholder.

6.  Exchange and Replacement of Warrant Certificates.  Each
Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered holder thereof at the principal executive office of the Company, for a new Warrant
Certificate of like tenor and date representing in the aggregate the right to purchase the same number of shares of Common Stock in such denominations as shall be designated by the holder thereof at the time of such surrender. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (an indemnity letter executed by any holder that is a financial institution being deemed acceptable), and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant Certificate, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

7.  Delivery of New Warrant Certificates.

Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, and will, at the request of any registered holder of Warrant Certificates, deliver new Warrant Certificates evidencing Warrants in such form as may be approved by the Company's Board of Directors and reasonably acceptable to the holder or holders thereof, to reflect any adjustment or change in the Exercise Price and the number or kind or class of shares of stock or other securities or property purchasable under the Warrant Certificates made in accordance with the provisions of this Agreement; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the holder as set forth herein.

8.  Certificates to Bear Legends.

The Warrants shall be subject to a stop-transfer order and the Warrant Certificates shall bear the following legend by which each holder thereof shall be bound:

The securities represented by this certificate and the shares of common stock and other securities issuable upon exercise hereof have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Such securities may not be sold or transferred unless registered under such Act and all applicable state securities laws or unless an exemption from such registrations is available at the time of such sale or transfer. The transfer of the Warrants represented by this certificate is restricted in accordance with the Warrant Agreement referred to herein.

The Warrant Shares shall be subject to a stop-transfer order and the certificate or certificates evidencing any such Warrant
Shares shall bear the following legend by which each holder thereof shall be bound:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS REGISTERED UNDER SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATIONS IS AVAILABLE AT THE TIME OF SUCH SALE OR TRANSFER.

9.  Registration Rights.

If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its Common Stock under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration on Form S-4 promulgated under the Act or any successor or similar form registering stock issuable on upon a reclassification, upon a business combination involving an exchange of securities or upon an exchange offer for securities of the issuer or another entity), the Company shall, at such time, promptly give each Holder written notice of such registration, and shall include in such registration all shares of Common Stock obtained or obtainable upon exercise of this Warrant, and the Company shall cause to be registered under the Act all of those shares of Common Stock obtained or obtainable on exercise of this Warrant.

10.  Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered or sent by facsimile transmission, or, if mailed by registered mail, postage prepaid, return receipt requested, five days after the date of deposit in the United States mail, addressed as follows (or to such other place or places as either of the parties shall designate by written notice to the other):

(a) If to Investor(s), to the address indicated on page 1 of this Agreement, (b) If to the Company, to: 2500 Via Cabrillo Marina,
San Pedro, CA  90731.

11.  Amendment.

The Company, with the consent of the holders of Warrants evidencing 51% of the Warrant Shares underlying the Warrants, may amend or supplement this Agreement or waive compliance by the Company in a particular instance with any provision of this Agreement, provided that no amendment shall increase the exercise price.

12. Successors. Except as otherwise provided herein, all the covenants and provisions of this Agreement by or for the benefit of the Company and the registered holders of the Warrants shall inure to the benefit of their respective successors and assigns hereunder.

13. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be construed in accordance with the laws of such State (without regard to the conflicts of law principles thereof).

14. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person other than the Company and the holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and such holders.

15. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

16. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agree-ment.

17. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that:

17.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to execute the Agreement and perform its obligations hereunder.

17.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary corporate proceedings and no other authorization or approval is required to permit consummation of the transactions contemplated hereby.
This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

eConnect


By: /s/  Thomas Hughes
Thomas Hughes, President


GunnAllen Financial, Inc.


By: /s/ Richard Freh
Richard Freh, President


/s/  David Kern Peteler
David Kern Peteler

                                 EXHIBIT A
                     FORM OF WARRANT CERTIFICATE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SHARES OF COMMON STOCK AND OTHER SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS REGISTERED UNDER SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATIONS IS AVAILABLE AT THE TIME OF SUCH SALE OR TRANSFER. THE TRANSFER OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

EXERCISABLE ON OR BEFORE 500 P.M., NEW YORK TIME, on MAY 24,
2005.

This Warrant Certificate certifies that, for value received, GunnAllen Financial, Inc., having an address at 1715 N. Westshore
Blvd., 7th Floor, Tampa, Fla. 33607 ("Investor"), is the registered holder of Warrants to purchase, at any time and from time to time after the date hereof until 5:00 P.M. New York time, on May 24, 2005,___ (____) fully-paid and non-assessable shares (subject to adjustment in certain events) of common stock ("Common Stock"), of eConnect, a Nevada corporation (the "Company"), at the exercise price per share of $0.50, subject to adjustment in certain events (the "Exercise
Price"), upon surrender of this Warrant Certificate, together with the attached Form of Election to Purchase duly executed, and payment of the Exercise Price at an office or agency of the Company, but subject to the terms and conditions set forth herein and in the Warrant Agreement dated as of May 24, 2000, between the Company and Investor (the "Warrant Agreement"). Payment of the Exercise Price shall be (i) in cash, (ii) by wire transfer payable to the order of the Company, (iii) by delivery or deemed delivery of certificates representing shares of Common Stock
(other than shares received upon exercise of the Warrants) having a fair market value equal to the Exercise Price or (iv) by any combination of (i), (ii) or (iii).

This Warrant may be exercised at such times and in such amounts as are provided for in the Warrant Agreement. Each Warrant not exercised on or prior to May 24, 2005 shall become invalid and all rights thereunder, and all rights in respect thereof under the Warrant Agreement, shall cease as of that time.

The Warrants evidenced by this Warrant Certificate are issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder(s) hereof upon written request directed to the Company.

The Warrant Agreement provides that upon the occurrence of certain events, the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company may, at its option, and will, at the request of the holder, issue a new Warrant Certificate evidencing Warrants in such form as may be approved by the Company's Board of Directors and reasonably acceptable to the holder, to reflect any adjustment or change in the Exercise Price and the number or kind or class of shares of stock or other securities or property purchasable hereunder made in accordance with the provisions of the Warrant Agreement; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the holder as set forth in the Warrant Agreement.

Upon due presentment for registration of transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection therewith.

Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such numbered unexercised Warrants.

The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

IN WITNESS WHEREOF, the Company has caused this Warrant
Certificate to be duly executed under its corporate seal.

Dated: May 24, 2000

eConnect


By: /s/  Thomas Hughes
Thomas Hughes, President